The Putnam Fund for Growth and Income, April 30, 2017, semiannual report

Because the electronic format for filing Form NSAR does not provide adequate space for responding to certain items correctly, the correct answers are as follows:

72DD1

Class A		54,850
Class B	  	   492
Class C	  	   430
Class M		   264

72DD2

Class R	  	    14
Class R6	  	   281
Class Y	  	 1,051

73A1

Class A		 0.259
Class B		 0.175
Class C		 0.175
Class M		 0.205

73A2

Class R		 0.235
Class R6        0.298
Class Y		 0.288

74U1

Class A	    206,341
Class B	 	 2,517
Class C	   	 2,276
Class M	  	 1,245

74U2

Class R	  	    62
Class R6	  	   921
Class Y	  	 3,825

74V1

Class A		 23.07
Class B		 22.65
Class C		 22.96
Class M		 22.87


74V2

Class R		 22.95
Class R6		 23.14
Class Y		 23.12

Item 61

Additional Information About Minimum Required Investment

Shareholders can open a fund account with as little as $500 and make subsequent investments in any amount. The minimum investment is waived if you make regular investments weekly, semi monthly, or monthly through automatic deductions through your bank checking or savings account. Currently, Putnam is waiving the minimum, but reserves the right to reject initial investments under the minimum.

Item 85B

Additional Information About Errors and Omissions Policy

While no claims with respect to the Registrant/Series were filed under such policy during the period, requests under such policy for reimbursement of legal expenses and costs arising out of claims of market timing activity in the Putnam Funds have been submitted by the investment manager of the Registrant/Series.